For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI, Inc. Comments on Status of GlaxoSmithKline Fee for Service Contract Sales Program

Saddle River, New Jersey (September 26, 2006). PDI, Inc. (NASDAQ: PDII) a contract sales and marketing services provider to the biopharmaceutical industry, today announced that it has received verbal notification from GlaxoSmithKline (GSK) of its intention not to renew its contract sales engagement with PDI for 2007. The contract, which represents approximately $65 million to $70 million in revenue on an annual basis, will expire as scheduled on December 31, 2006.

Mr. Michael Marquard, PDI’s CEO stated, “While we are disappointed with this decision, we are proud of the work we have done for GSK over the past three years and look forward to working with them again in the future. Our immediate priority is to develop other opportunities to redeploy our employees who comprise this sales team.”

About PDI

PDI, Inc. (NASDAQ: PDII) is a contract sales and marketing services provider to the pharmaceutical industry offering a comprehensive set of outsourced solutions for established and emerging pharmaceutical companies. PDI is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing, and commercialization expertise; and a philosophy of performance.

Headquartered in Saddle River, NJ, PDI’s sales and marketing services include our Performance Sales Teams™, which are dedicated teams for specific clients, and Select Access™, our targeted sales solution that leverages an existing infrastructure. PDI also offers marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM ®) in Dresher, PA. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to maintaining the industry’s highest quality employees.

For more information, visit the Company’s website at www.pdi-inc.com.